Exhibit 99.1

BED BATH & BEYOND INC. REPORTS STRONG FIRST QUARTER RESULTS WITH SALES AND GROSS MARGIN AHEAD OF EXPECTATIONS; TRANSFORMATION AHEAD OF PLAN

Net Sales of $1,954M
Core Sales Growth of 73%; Comparable Sales Growth of 86%
GAAP Gross Margin of 32.4%; Adjusted Gross Margin of 34.9%
Adjusted EBITDA of $86 Million
Raises Full Fiscal Year 2021 Outlook

UNION, New Jersey, June 30, 2021 --- Bed Bath & Beyond Inc. (NASDAQ: BBBY) today reported financial results for the first quarter of fiscal 2021 ended May 29, 2021.

	Reported			Adjusted[2]
($ in millions, except per share data)	Three months ended			Three months ended
	May 29, 2021	May 30, 2020	Diff	May 29, 2021	May 30, 2020	Diff
Net Sales	$1,954	$1,307	49%	$1,954	$1,307	49%
Core[1] Sales Growth				$1,954	$1,128	73%
Comparable[3] Sales Growth						86%

Gross Margin	32.4%	26.7%	+570bps	34.9%	26.7%	+820bps
SG&A Margin	33.7%	55.4%	NM	33.7%	55.3%	NM

Net Income	($51)	($302)	$251	$5	($243)	$248
Adjusted[2] EBITDA				$86	($291)	$377
Adjusted[2] EBITDA Margin				4.4%	(22.3)%	NM
EPS - Diluted	($0.48)	($2.44)	$1.96	$0.05	($1.96)	$2.01

Mark Tritton, Bed Bath & Beyond’s President and CEO said, “We have started the year in a position of strength and are clearly on track to accomplish our goals. 2021 marks the first year of our three-year transformation following the groundwork we laid in 2020 – a year of historic and necessary change for this organization against the backdrop of unprecedented challenges due to COVID-19. For the first quarter, we delivered our fourth consecutive quarter of comparable sales growth with gross margin expansion exceeding our expectations. These results demonstrate continued momentum with our strategies as we progress towards the goals we outlined at year-end and at our Investor Day."

Tritton added, "During the quarter, we successfully launched our margin-accretive, customer-inspired Owned Brands and accelerated growth with our Digital First, Omni-Always focus. We are re-establishing our authority in home, recapturing market share and unlocking our full potential. We continue to execute quarter after quarter, and we are pleased to be raising our full year guidance outlook today.

We have made meaningful progress against our transformational pillars during this early stage of our multi-year plan. We have confidently achieved each milestone along our transformation thus far and I would like to thank our team of incredible associates for their work in defining and driving these results. We are a stronger, more agile company than ever before and well on our way to building long-term growth and unlocking greater shareholder value."

Q1 Highlights

•Core1 Sales growth of +73%; Comparable3 Sales growth of +86% versus Q1 2020
•Comparable Sales growth for Total Enterprise +3% compared to Q1 2019
•Gross Margin of 32.4% and Adjusted2 Gross Margin of 34.9%, primarily driven by Owned Brand launches and channel mix shift due to normalized digital penetration versus the COVID-19 period last year
•Q1 Adjusted2 EBITDA of $86 million inclusive of incremental marketing investments during the quarter
•Establishes guidance outlook for 2021 second quarter
•Raises full fiscal year 2021 guidance outlook on Sales and Adjusted2 EBITDA; Re-establishes Adjusted EPS guidance
Fiscal 2021 First Quarter Results (March-April-May)
•Net sales were $1.95 billion, reflecting Core1 banner sales growth of 73% compared to the prior year period. Net sales growth versus last year was primarily driven by an increase in Bed Bath & Beyond banner sales.
•Net sales included planned reductions of 24% from non-core banner divestitures.
•Comparable3 sales increased 86% compared to the prior year period, which excludes the impact of the Company's fleet optimization activity. Compared to 2019 fiscal first quarter, total enterprise comparable sales increased 3%, driven by digital sales growth of 84%.
•Comparable3 sales included an estimated 13% impact from fleet optimization activity when compared to the fiscal 2020 first quarter.
•Bed Bath & Beyond banner sales increased 96% compared to the prior year period as the Company had a significant number of stores closed during the 2020 fiscal first quarter at the onset of the COVID-19 pandemic.
•Bed Bath & Beyond banner sales were driven by growth in its key destination categories, which includes Bedding, Bath, Kitchen Food Prep, Indoor Decor and Home Organization. In total, these categories delivered strong sales growth of more than 100% compared to the 2020 fiscal first quarter and growth of 7% on a comparable sales basis versus the 2019 fiscal first quarter. These categories represented approximately two-thirds of total Bed Bath & Beyond banner sales in the first quarter.
•The buybuy BABY banner continued to deliver positive sales growth with net sales increasing more than 20% compared to the 2020 fiscal first quarter, and an increase of low-single digits on a comparable sales basis versus the 2019 fiscal first quarter. Comparable sales were driven by more than 50% growth in digital.
•Gross margin was 32.4% for the quarter. Excluding special items from both periods, adjusted2 gross margin increased 820 basis points to 34.9%, primarily driven by a favorable product mix from Owned Brand launches as well as a more normalized mix of digital sales coupled with a strong recovery in store sales growth.
•SG&A expense, on both a GAAP and adjusted basis, decreased significantly compared to the prior year period, primarily due to cost reductions including divestitures of non-core assets and lower rent and occupancy expenses on more efficient stores. This was partially offset by incremental marketing investments to support the Company's "Home, Happier" campaign as well as the initial launches of the Company's Owned Brands.
•Adjusted2 EBITDA for the period improved to $86 million compared to last year, primarily due to higher sales and adjusted2 gross margin expansion, which were partially offset by incremental marketing investments to support the Company's "Home, Happier" campaign as well as the initial launches of the Company's Owned Brands.
•Net loss per diluted share of $0.48 includes approximately $56 million from special items. Excluding special items, adjusted2 net earnings per diluted share was $0.05. Special items reflect charges such as non-cash impairments related to certain store-level assets and tradenames, loss on sale of businesses, loss on the extinguishment of debt, and charges recorded in connection with the Company's restructuring and transformation initiatives. Restructuring and transformation initiatives includes accelerated markdowns and inventory reserves related to the planned assortment transition to Owned Brands and costs associated with store closures related to the Company's fleet optimization, and the income tax impact of these items.
•As expected, operating cash flow usage of $28 million was in-line with historical first quarter seasonality and working capital needs. Accordingly, free cash flow5 was an investment of $102 million as a result of $74 million of planned capital expenditures in connection with store remodels, supply chain and IT systems.
•Inventory reduced by approximately $110 million compared to the end of fiscal 2020, was primarily related to seasonal selling and product transitions in preparation for the introduction of the Company's Owned Brands, as well as store closures related to the Company's fleet optimization activity.
•$130 million in capital return to shareholders through share repurchases.
•Cash, cash equivalents, restricted cash and investments balance were approximately $1.2 billion.
•Total Liquidity4 was approximately $1.9 billion, including the Company’s asset based revolving credit facility.

Guidance Outlook
As a reminder, Net Sales throughout fiscal 2021 include the Company's Core1 businesses and reflects planned reductions related to the Company's store fleet optimization activity.

Fiscal 2021 Second Quarter Outlook

The Company expects fiscal 2021 second quarter Net Sales of between $2.04 billion to $2.08 billion, which only reflects sales from the Company's Core1 businesses. Net Sales also includes planned sales reductions from the Company's store fleet optimization program of approximately 9% to 10%. On a Comparable Sales basis, the Company expects to achieve growth in the low-single digit range compared to the prior year period.

The Company expects to achieve Adjusted2 Gross Margin in the range of 35% to 36%. This represents a sequential improvement versus the 2021 fiscal first quarter primarily driven by continued assortment curation and a higher penetration of the Company's Owned Brands. Additionally, this guidance reflects the on-going, year-over-year impact of higher, industry-wide freight costs.

The Company expects Adjusted2 EBITDA between $150 million to $160 million and Adjusted2 EPS in the range of $0.48 to $0.55 for the fiscal 2021 second quarter.

Fiscal Year 2021 Outlook

Based on strong performance in the fiscal first quarter and current expectations for the fiscal second quarter, the Company is raising its fiscal year 2021 guidance outlook.

The Company now expects higher fiscal year 2021 Net Sales of $8.2 billion to $8.4 billion from $8.0 billion to $8.2 billion. The Company is raising comparable sales expectations for the second through fourth quarters of fiscal 2021 to the Low-Single Digit growth range versus its previously communicated guidance outlook for Flat comparable sales growth. This compares to the Company's robust sales performance during the second through fourth quarters of fiscal 2020.

The Company is also increasing its Adjusted2 EBITDA guidance to a range of $520 million to $540 million from $500 million to $525 million and re-introduces a full fiscal year 2021 Adjusted2 EPS range of $1.40 to $1.55.

The Company is reaffirming its previously issued guidance for Adjusted2 Gross Margin of approximately 35% and Adjusted2 SG&A of approximately 31%.

Additional details on the Company's fiscal 2021 outlook and visibility on the second quarter will be provided during its conference call as well as in its investor presentation available on the investor relations section of the Company's website at http://bedbathandbeyond.gcs-web.com/investor-relations.

Fiscal 2021 First Quarter Conference Call and Investor Presentation
Bed Bath & Beyond Inc.’s fiscal 2021 first quarter conference call with analysts and investors will be held today at 8:15am EDT and may be accessed by dialing 1-888-424-8151, or if international, 1-847-585-4422, using conference ID number 7912336#. A live audio webcast of the conference call, along with the earnings press release, investor presentation and supplemental financial disclosures, will also be available on the investor relations section of the Company's website at http://bedbathandbeyond.gcs-web.com/investor-relations. The webcast will be available for replay after the call for a period of at least one year.
The Company has also made available an Investor Presentation on the investor relations section of the Company's website at http://bedbathandbeyond.gcs-web.com/events-and-presentations.

(1)The Company’s four Core banners include Bed Bath & Beyond, buybuy BABY, Harmon Face Values and Decorist.
(2)Adjusted items refer to comparable sales as well as financial measures that are derived from measures calculated in accordance with GAAP, which have been adjusted to exclude certain items. Adjusted Gross Margin, Adjusted SG&A, Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted Diluted EPS are non-GAAP financial measures. For more information about non-GAAP financial measures, see “Non-GAAP Information” below.
(3)The Company notes that first quarter growth rates in fiscal 2021 are not fully comparable due to last year’s extended store closures related to the COVID-19 pandemic. Therefore, Comparable Sales Growth for the three months ended May 29, 2021 has been calculated by adjusting Core Sales for the estimated negative impact on 2021 sales of the store closures in fiscal 2020 as part of the Company's fleet optimization program. The Company estimates that the stores closed in 2020 as part of this fleet optimization program would have contributed approximately 13% to Core Sales in the first quarter of fiscal 2021. The Company believes this calculation of comparable sales is a more meaningful reference for the current quarter.
(4)Total Liquidity includes cash & investments and availability under the Company’s asset-based revolving credit facility.
(5)Free Cash Flow is defined as operating cash flow less capital expenditures.
(6)Leverage ratio calculated using Moody's gross debt/EBITDA ratios.
About the Company

Bed Bath & Beyond Inc. and subsidiaries (the "Company") is an omnichannel retailer that makes it easy for our customers to feel at home. The Company sells a wide assortment of merchandise in the Home, Baby, Beauty and Wellness markets. Additionally, the Company is a partner in a joint venture which operates retail stores in Mexico under the name Bed Bath & Beyond.

The Company operates websites at bedbathandbeyond.com, bedbathandbeyond.ca, buybuybaby.com, buybuybaby.ca, harmondiscount.com, facevalues.com, and decorist.com. As of May 29, 2021, the Company had a total of 1,004 stores, including 818 Bed Bath & Beyond stores in all 50 states, the District of Columbia, Puerto Rico and Canada, 132 buybuy BABY stores and 54 stores under the names Harmon, Harmon Face Values or Face Values. During the fiscal 2021 first quarter, the Company did not open any additional stores while closing 16 Bed Bath & Beyond stores. The joint venture to which the Company is a partner operates 10 stores in Mexico under the name Bed Bath & Beyond.

Non-GAAP Information

This press release contains certain non-GAAP information, including adjusted earnings before interest, income taxes, depreciation and amortization ("EBITDA"), adjusted EBITDA margin, adjusted gross margin, adjusted SG&A, adjusted net earnings per diluted share, and free cash flow. Non-GAAP information is intended to provide visibility into the Company’s core operations and excludes special items, including non-cash impairment charges related to certain store-level assets and tradenames, loss on sale of businesses, loss on the extinguishment of debt, charges recorded in connection with the restructuring and transformation initiatives, which includes accelerated markdowns and inventory reserves related to the planned assortment transition to Owned Brands and costs associated with store closures related to the Company's fleet optimization and the income tax impact of these items. The Company’s definition and calculation of non-GAAP measures may differ from that of other companies. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported GAAP financial results. For a reconciliation to the most directly comparable US GAAP measures and certain information relating to the Company’s use of Non-GAAP financial measures, see “Non-GAAP Financial Measures” below.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21 E of the Securities Exchange Act of 1934 including, but not limited to, the Company’s progress and anticipated progress towards its long-term objectives, as well as more generally the status of its future liquidity and financial condition and its outlook for the Company’s fiscal 2021 second quarter and for its 2021 fiscal year. Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, approximate, estimate, assume, continue, model, project, plan, goal, preliminary, and similar words and phrases, although the absence of those words does not necessarily mean that statements are not forward-looking. The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors. Such factors include, without limitation: general economic conditions including the housing market, a challenging overall macroeconomic environment and related changes in the retailing environment; risks associated with the COVID-19 pandemic and the governmental responses to it, including its impacts across the Company’s businesses on demand and operations, as well as on the operations of the Company’s suppliers and other business partners, and the effectiveness of the Company’s actions taken in response to these risks; consumer preferences, spending habits and adoption of new technologies; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; civil disturbances and terrorist acts; unusual weather patterns and natural disasters; competition from existing and potential competitors across all channels; pricing pressures; liquidity; the ability to achieve anticipated cost savings, and to not exceed anticipated costs, associated with organizational changes and investments, including the Company’s strategic restructuring program and store network optimization strategies; the ability to attract and retain qualified employees in all areas of the organization; the cost of labor, merchandise and other costs and expenses; potential supply chain disruption due to trade restrictions, and other factors such as natural disasters, pandemics, including the COVID-19 pandemic, political instability, labor disturbances, product recalls, financial or operational instability of suppliers or carriers, and other items; the ability to find suitable locations at acceptable occupancy costs and other terms to support the Company’s plans for new stores; the ability to establish and profitably maintain the appropriate mix of digital and physical presence in the markets it serves; the ability to assess and implement technologies in support of the Company’s development of its omnichannel capabilities; the ability to effectively and timely adjust the Company’s plans in the face of the rapidly changing retail and economic environment, including in response to the COVID-19 pandemic; uncertainty in financial markets; volatility in the price of the Company’s common stock and its effect, and the effect of other factors, including the COVID-19 pandemic, on the Company’s capital allocation strategy; risks associated with the ability to achieve a successful outcome for the Company’s business concepts and to otherwise achieve its business strategies; the impact of intangible asset and other impairments; disruptions to the Company’s information technology systems, including but not limited to security breaches of systems protecting consumer and employee information or other types of cybercrimes or cybersecurity attacks; reputational risk arising from challenges to the Company’s or a third party product or service supplier’s compliance with various laws, regulations or standards, including those related to labor, health, safety, privacy or the environment; reputational risk arising from third-party merchandise or service vendor performance in direct home delivery or assembly of product for customers; changes to statutory, regulatory and legal requirements, including without limitation proposed changes affecting international trade; changes to, or new, tax laws or interpretation of existing tax laws; new, or developments in existing, litigation, claims or assessments; changes to, or new, accounting standards; and foreign currency exchange rate fluctuations. Except as required by law, the Company does not undertake any obligation to update its forward-looking statements.

Contacts

INVESTOR CONTACT: Susie Kim, IR@bedbath.com
MEDIA CONTACT: Eric Mangan, Eric.Mangan@bedbath.com

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	May 29, 2021	May 30, 2020
Net sales	$1,953,812	$1,307,447

Cost of sales	1,320,118	958,958

Gross profit	633,694	348,489

Selling, general and administrative expenses	658,762	724,157

Impairments	9,129	85,261

Restructuring and transformation initiative expenses	33,686	—

Loss on sale of businesses	3,989	—

Operating loss	(71,872)	(460,929)

Interest expense, net	16,000	17,171

Loss on extinguishment of debt	265	—

Loss before benefit for income taxes	(88,137)	(478,100)

Benefit for income taxes	(37,263)	(175,809)

Net loss	$(50,874)	$(302,291)

Net loss per share - Basic	$(0.48)	$(2.44)
Net loss per share - Diluted	$(0.48)	$(2.44)

Weighted average shares outstanding - Basic	106,772	123,697
Weighted average shares outstanding - Diluted	106,772	123,697

Non-GAAP Financial Measures

The following table reconciles non-GAAP financial measures presented in this press release or that may be presented on the Company’s first quarter conference call with analysts and investors. The Company believes that these non-GAAP financial measures provide management, analysts, investors and other users of the Company’s financial information with meaningful supplemental information regarding the performance of the Company’s business. These non-GAAP financial measures should not be considered superior to, but in addition to other financial measures prepared by the Company in accordance with GAAP, including the year-to-year results. The Company’s method of determining these non-GAAP financial measures may be different from other companies’ methods and, therefore, may not be comparable to those used by other companies and the Company does not recommend the sole use of this non-GAAP measure to assess its financial and earnings performance. For reasons noted above, the Company is presenting certain non-GAAP financial measures for its fiscal 2021 first quarter. In order for investors to be able to more easily compare the Company’s performance across periods, the Company has included comparable reconciliations for the 2020 period in the reconciliation tables below. The Company is not providing a reconciliation of its guidance with respect to Adjusted EBITDA because the Company is unable to provide this reconciliation without unreasonable effort due to the uncertainty and inherent difficulty of predicting the occurrence, the financial impact, and the periods in which the adjustments may be recognized. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Non-GAAP Reconciliation
(in thousands, except per share data)
(unaudited)

	Three Months Ended May 29, 2021
			Excluding
	Reported		Loss on sale of Businesses	Restructuring and Transformation Expenses	Impairments	Loss on extinguishment of debt	Total income tax impact	Total Impact	Adjusted
Gross profit	633,694		$—	$(47,344)	$—	$—	$—	$47,344	681,038
Gross margin	32.4%		—%	2.4%	—%	—%	—%	2.4%	34.9%
Restructuring and transformation initiative expenses	33,686		—	(33,686)	—	—	—	(33,686)	—
(Loss) earnings before (benefit) provision for income taxes	(88,137)		3,989	81,030	9,129	265	—	94,413	6,276
Tax (benefit) provision	(37,263)		—	—	—	—	38,614	38,614	1,351
Effective tax rate	42.3%						(20.8)%	(20.8)%	21.5%
Net (loss) income	$(50,874)		$3,989	$81,030	$9,129	$265	$(38,614)	$55,799	$4,925
Net (loss) earnings per share - Diluted	$(0.48)								$0.05
Weighted average shares outstanding- Basic	106,772								106,772
Weighted average shares outstanding- Diluted	106,772	(1)							109,029

Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA
Net (loss) income	$(50,874)		$3,989	$81,030	$9,129	$265	$(38,614)	$55,799	$4,925
Depreciation and amortization	68,278		—	(4,484)	—	—	—	(4,484)	63,794
Loss on extinguishment of debt	265		—	—	—	(265)	—	(265)	—
Interest expense	16,000		—	—	—	—	—	—	16,000
Tax (benefit) provision	(37,263)		—	—	—	—	38,614	38,614	1,351
EBITDA	$(3,594)		$3,989	$76,546	$9,129	$—	$—	$89,664	$86,070
EBITDA as % of net sales									4.4%
(1) If a company is in a net loss position, then for earnings per share purposes, diluted weighted average shares outstanding are equivalent to basic weighted average shares outstanding.

Non-GAAP Reconciliation
(in thousands, except per share data)
(unaudited)

	Three Months Ended May 30, 2020
			Excluding
	Reported		Loss on sale of Businesses	Restructuring and Transformation Expenses	Impairments	Loss on extinguishment of debt	Total income tax impact	Total impact	Adjusted
Gross profit	348,489		—	—	—	—	—	—	348,489
Gross margin	26.7%		—%	—%	—%	—%	—%	—%	26.7%
Restructuring and transformation initiative expenses	—		—	—	—	—	—	—	—
(Loss) earnings before (benefit) provision for income taxes	(478,100)		—	939	85,261	—	—	86,200	(391,900)
Tax (benefit) provision	(175,809)		—	—	—	—	26,738	26,738	(149,071)
Effective tax rate	36.8%						1.2%	1.2%	38.0%
Net loss (income)	(302,291)		$—	$939	$85,261	$—	$(26,738)	$59,462	$(242,829)
Net loss per share - Diluted	$(2.44)								$(1.96)
Weighted average shares outstanding- Basic	123,697								123,697
Weighted average shares outstanding- Diluted	123,697	(1)							123,697

Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA
Net (loss) income	$(302,291)		$—	$939	$85,261	$—	$(26,738)	$59,462	$(242,829)
Depreciation and amortization	83,601		—	—	—	—	—	—	83,601
Loss on extinguishment of debt	—		—	—	—	—	—	—	—
Interest expense	17,171		—	—	—	—	—	—	17,171
Tax (benefit) provision	(175,809)		—	—	—	—	26,738	26,738	(149,071)
EBITDA	$(377,328)		$—	$939	$85,261	$—	$—	$86,200	$(291,128)
EBITDA as % of net sales									(22.3)%
(1) If a company is in a net loss position, then for earnings per share purposes, diluted weighted average shares outstanding are equivalent to basic weighted average shares outstanding.

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, except per share data)
(unaudited)

	May 29, 2021	February 27, 2021	May 30, 2020
Assets
Current assets:
Cash and cash equivalents	$1,097,267	1,352,984	1,120,974
Short term investment securities	29,997	—	29,485
Merchandise inventories	1,563,602	1,671,909	2,240,449
Prepaid expenses and other current assets	515,993	595,152	354,796
Assets held-for-sale	—	—	70,530
Total current assets	3,206,859	3,620,045	3,816,234
Long term investment securities	19,458	19,545	19,928
Property and equipment, net	929,335	918,418	1,362,110
Operating lease assets	1,584,144	1,587,101	1,903,380
Other assets	313,493	311,821	592,695
Total assets	$6,053,289	$6,456,930	$7,694,347

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$889,883	$986,045	954,745
Accrued expenses and other current liabilities	506,674	636,329	609,930
Merchandise credit and gift card liabilities	309,576	312,486	327,512
Current operating lease liabilities	347,365	360,061	545,547
Liabilities related to assets held-for-sale	—	—	26,303
Total current liabilities	2,053,498	2,294,921	2,464,037
Other liabilities	78,353	82,279	203,998
Operating lease liabilities	1,529,173	1,509,767	1,792,187
Income taxes payable	102,905	102,664	48,119
Long term debt	1,182,566	1,190,363	1,724,916
Total liabilities	4,946,495	5,179,994	6,233,257

Shareholders' equity:
Preferred stock - $0.01 par value; authorized - 1,000 shares; no shares issued or outstanding	—	—	—
Common stock - $0.01 par value; authorized - 900,000 shares; issued 343,570, 343,241 and 343,918, respectively; outstanding 104,513, 109,621 and 126,307 shares, respectively	3,435	3,432	3,439
Additional paid-in capital	2,208,052	2,152,135	2,175,225
Retained earnings	10,174,656	10,225,253	10,072,535
Treasury stock, at cost; 239,057, 233,620 and 217,611 shares, respectively	(11,234,529)	(11,048,284)	(10,718,292)
Accumulated other comprehensive loss	(44,820)	(55,600)	(71,817)

Total shareholders' equity	1,106,794	1,276,936	1,461,090

Total liabilities and shareholders' equity	$6,053,289	$6,456,930	$7,694,347

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands, unaudited)

	Three Months Ended
	May 29, 2021	May 30, 2020
Cash Flows from Operating Activities:
Net loss	(50,874)	(302,291)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	68,278	83,601
Impairments	9,129	85,261
Stock-based compensation	7,918	7,702
Deferred income taxes	(22,135)	(82,357)
Loss on sale of businesses	3,989	—
Loss on debt extinguishment	265	—
Other	(2,197)	(1,373)
Decrease (increase) in assets:
Merchandise inventories	113,366	(138,503)
Other current assets	78,544	(105,193)
Other assets	68	828
(Decrease) increase in liabilities:
Accounts payable	(102,201)	20,874
Accrued expenses and other current liabilities	(129,327)	(47,075)
Merchandise credit and gift card liabilities	(3,421)	(9,794)
Income taxes payable	277	1,145
Operating lease assets and liabilities, net	3,125	94,127
Other liabilities	(3,545)	(1,576)
Net cash used in operating activities	(28,741)	(394,624)

Cash Flows from Investing Activities:
Purchases of held-to-maturity investment securities	(29,997)	—
Redemption of held-to-maturity investment securities	—	357,000
Capital expenditures	(73,521)	(42,351)
Net cash (used in) provided by investing activities	(103,518)	314,649

Cash Flows from Financing Activities:
Borrowing of long-term debt	—	236,400
Repayments of long-term debt	(8,173)	—
Repurchase of common stock, including fees	(138,695)	(2,537)
Payment of dividends	(560)	(21,192)
Net cash (used in) provided by financing activities	(147,428)	212,671

Effect of exchange rate changes on cash, cash equivalents and restricted cash	6,117	(3,462)

Net (decrease) increase in cash, cash equivalents and restricted cash	(273,570)	129,234
Change in cash balances classified as held-for-sale	—	2,270
Net (decrease) increase in cash, cash equivalents and restricted cash	(273,570)	131,504

Cash, cash equivalents and restricted cash:
Beginning of period	$1,407,224	$1,023,650
End of period	$1,133,654	$1,155,154